PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) and 424(c)
(To Prospectus dated June 2, 2005)	Commission File No. 333-116732

THE SCO GROUP, INC.

2,105,263 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 2, 2005 relating to the offer and sale by the selling stockholder identified in the prospectus of up to 2,105,263 shares of common stock of The SCO Group, Inc.

This prospectus supplement includes Item 1.01 and Item 3.02 of a Current Report on Form 8-K that was filed on December 2, 2005.  It does not include Item 7.01 and Item 9.01 of the Current Report on Form 8-K that were deemed to be furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 2, 2005, and the prospectus supplements dated June 3, 2005, July 5, 2005, July 15, 2005, September 13, 2005 and September 19, 2005.  This prospectus supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated June 2, 2005, or the prospectus supplements dated June 3, 2005, July 5, 2005, July 15, 2005, September 13, 2005 and September 19, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The SCO Group, Inc.
355 SOUTH 520 WEST, SUITE 100
LINDON, UTAH 84042
(801) 765-4999

The date of this prospectus supplement is December 2, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2005

The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West

Lindon, Utah 84042

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 765-4999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 29, 2005, The SCO Group, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with the following institutional investors or their affiliates: AmTrust Financial, C P Management, L.L.C., Eton Park Capital Management, Glenhill Capital, Jet Capital Management, and Scoggin Capital Management (the “Institutional Investors”).  The Institutional Investors were all stockholders of the Company prior to their execution of the Purchase Agreement.  In addition, Darcy G. Mott, a director and stockholder of the Company, entered into the Purchase Agreement with the Company (Mr. Mott and the Institutional Investors are collectively referred to herein as the “Purchasers”).  Pursuant to the terms of the Purchase Agreement, the Company sold to the Purchasers an aggregate of 2,852,449 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, at a price of $3.50 per share to all of the Purchasers except for Mr. Mott, who purchased the Shares for $3.92 per share.  The closing of the offering (the “Offering”) occurred on November 30, 2005.

Pursuant to the Purchase Agreement, the Company agreed to use its best efforts to file a registration statement with the Securities and Exchange Commission covering the resale of the Shares not later than December 30, 2005 (the “Filing Deadline”), and to use its commercially reasonable efforts to have the Registration Statement declared effective by the Securities and Exchange Commission on or before the 60th day after the Filing Deadline.

All expenses incurred by the Company in connection with its performance of or compliance with its registration obligations, including (i) all Securities and Exchange Commission registration and filing fees, (ii) all necessary printing and duplicating expenses, (iii) all fees and disbursements of counsel and accountants retained on behalf of the Company, and (iv) all reasonable fees and disbursements of counsel retained on behalf of the Purchasers will be paid by the Company.

The proceeds to the Company from the Offering were approximately $10,005,000.  The proceeds are expected to be used for general working capital purposes.

Item 3.02               Unregistered Sale of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”).  The issuance did not involve any public offering; the Company made no solicitation in connection with the Offering other than communications with the Purchasers; the Company obtained representations from the Purchasers regarding their investment intent and knowledge of the Offering; and the Purchasers either received or had access to adequate information about the Company in order to make informed investment decisions.

At the time of their issuance, the securities were deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities bear legends to that effect.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 2, 2005

THE SCO GROUP, INC.

By:	/s/ Bert B. Young
Name:	Bert B. Young
Title:	Chief Financial Officer